EXHIBIT 99.2

PRESS RELEASE

Bitzio Divests Animation Studio to Focus on New Digital Marketing Platform with Grandstand Sports

SAN FRANCISCO, CALIFORNIA--(Marketwire - Feb 22, 2013) - Bitzio, Inc. (BTZO), a leading mobile media and app company, has divested its digital animation studio that developed digital content for certain Bitzio apps. The divestiture has reduced Bitzio''s liabilities by $332,000 as well as reduced its operating expenses.

"This divestiture is an important step in our strategic plan to focus resources on developing our new multi-channel platform designed to engage sports and entertainment fan-based communities," said Peter Henriccson, president and CEO of Bitzio. "We now have the flexibility to work with a variety of specialized independent animation studios, giving us access to highly talented developers able to produce engaging, dynamic content for fan-based communities across multiple digital platforms.

"A key part of this plan is our recently announced merger with Grandstand Sports which will allow Bitzio to connect fans to their favorite athletes, teams and celebrities through both online and offline channels. The new platform will bring together physical products, virtual goods, e-commerce, offline commerce, digital engagement and physical experiences all centered around one common thread: ''the fanatic''."

Following the acquisition anticipated to close in Q2 2013, Bitzio expects to generate revenue from the planned roll out of its current apps under license, along with the continued sale of memorabilia and experience packages through Grandstand''s retail, charity and wholesale channels. In addition, significant growth is expected from the planned development of the combined company''s e-commerce platform to complement these existing channels, including integrating Bitzio''s in-app purchase model.

About Bitzio, Inc.

Bitzio is a leading mobile media and app development company focused on connecting fans of large entertainment and sports properties with the players, celebrities and teams they love. For more information, visit www.bitzio.com or connect on Twitter and Facebook.

For Investor Inquiries:
Matt Glover or Michael Koehler
Liolios Group
Phone: 949.574.3860
Email: BTZO@liolios.com

For Media Inquiries:
Amy Chilla
Innova Communications
Phone: 949.573.7830
Email: achilla@teaminnova.com